Exhibit 4.55

DATED	20 December 2005

(1) DEXO BIOPHARM LIMITED

(2) CRESCENT PHARMA LIMITED

(3) GERALD MALONE

(4) LUMA AUCHI

(5) MOHAMMED ALDOORI

(6) DEXO BIOGENERICS LIMITED

JOINT VENTURE AGREEMENT

THIS AGREEMENT is made the 20th day of December 2005

BETWEEN:

(1)	DEXO BIOPHARM LIMITED (Company number: 05582959) whose registered office is at Golden Cross House, 8 Duncannon Street, London WC2N 4JF (“Dexo BioPharm”)

(2)	CRESCENT PHARMA LIMITED (Company number: 04750933) whose registered office is at Units 3-4 Quidhampton Business Units, Polhampton Lane, Overton, Basingstoke, Hampshire RG25 3ED (“Crescent”)

together “the Corporate Shareholders”

(3)	GERALD MALONE of 48 Barmouth Road, London SW18 2DP

(4)	LUMA AUCHI of 20 Warbank Lane, Kingston-upon-Thames, Surrey KT2 7ES

(5)	MOHAMMED ALDOORI of 3 Pack Lane, Oakley, Basingstoke, Hampshire RG23 7BD

together the “Individual Shareholders”

(6)	DEXO BIOGENERICS LIMITED (Company number: 5625492) whose registered office is at Hostmoor Avenue, March, Cambridgeshire (“the Company”)

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (unless expressly provided to the contrary) the following expressions have the following meanings:

“Ancillary Agreements”	the agreements referred to in clause 5.4

“the Articles”	the new articles of association of the Company in the approved form and as amended from time to time (and any reference to an Article shall be a reference to that article of the articles of association)

“BioProgress”	BioProgress plc (company Number: 04617139) being the ultimate parent company of Dexo BioPharm and the Company

“the Business”	as defined in clause 3.2

“the Business Plan”	the annual business plan of the Company in the approved form

“Connected Person”	has the same meaning as in Section 839 of ICTA

“the Directors”	the directors of the Company acting as a board of directors

“Emoluments”	emoluments of every description including, without limitation, salaries, directors’ fees, bonuses, commissions, profit shares under any incentive scheme, pension contributions payable by the Company and benefits in kind as quantified for income tax purposes

“Encumbrance”	includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property

“Group”	in relation to a Corporate Shareholder means that Shareholder and any Company which is from time to time a holding company of that Shareholder of a subsidiary of the Shareholder or its holding company

“Loan Agreement”	an agreement in the approved form between BioProgress and the Company pursuant to which BioProgress will loan the Company up to £500,000, such loan to carry interest at the rate of 3% above LIBOR, to be repayable when the Company is profitable and to be convertible on the terms set out therein into Ordinary Shares in the capital of the Company

“Ordinary Shares”	Ordinary Shares of £0.01 in the capital of the Company

“the Shareholders”	the parties hereto (other than the Company) and the expression “Shareholder” shall be construed accordingly
“Territory”	the UK and Europe

2.	INTERPRETATION

2.1	In this Agreement:

2.1.1	references to “this Agreement” mean this Agreement and any and all Schedules, Appendices and other addenda to it as may be varied from time to time in accordance with its provisions

2.1.2	the expression “the parties” means the parties to this Agreement and “party” shall be interpreted accordingly

2.1.3	unless the context otherwise requires all references to a particular Clause, Sub-Clause, Schedule or paragraph shall be a reference to that Clause, Sub-Clause, Schedule or paragraph in or to this Agreement as it may be amended from time to time pursuant to this Agreement

2.1.4	words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and vice versa

2.1.5	headings are for convenience only and shall be ignored in interpreting this Agreement

2.1.6	unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality

2.1.7	the words “include” or “including” are to be construed without limitation to the generality of the preceding words

2.1.8	references to a statute include any statutory modification, extension or re-enactment of that statute from time to time in force

2.1.9	reference to any document in the “approved form” shall be reference to the document agreed between the parties and initialled for the purposes of identification by each party

3.	JOINT VENTURE

3.1	The Shareholders shall promote the Company as a joint venture between them on and subject to the terms of this Agreement.

3.2	The business of the Company shall be the development of added-value delivery mechanisms (provided by BioProgress or its subsidiaries) to the portfolio of Crescent product licences, and the marketing of the subsequent new products in the UK and in other markets as agreed with such variations and extensions of those activities as may be made from time to time in accordance with this Agreement.

4.	CONDITIONS PRECEDENT

4.1	The provisions of this Agreement are conditional on:

4.1.1	BioProgress, Dexo BioPharm and Crescent being satisfied with their technical, commercial and legal due diligence in respect of the business and technologies the subject of the Ancillary Agreements;

4.1.2	the obtaining of any consent required for Completion, the promotion of the Company or the carrying on of the Business by the Company; and

4.1.3	the Company having no assets and liabilities and having not trading in any manner.

4.2	The Shareholders shall use all reasonable commercial endeavours to procure that the conditions specified in Clause 4.1 are duly fulfilled.

5.	COMPLETION

5.1	Completion shall take place forthwith upon execution of this Agreement provided that the conditions set out in Clause 4.1 have been satisfied.

5.2	The Shareholders shall procure that an extraordinary general meeting of the Company is duly convened and held at which there are proposed and passed special resolutions of the Company to adopt, subject to the passing of the other resolutions referred to in this Clause 5, the New Articles.

5.3	Forthwith upon the provisions of Clause 5.2 being complied with:

5.3.1	Dexo BioPharm shall subscribe for 651 Ordinary Shares for cash at par (in addition to the 100 ordinary shares already held by it having taken the subscriber share on incorporation): 75.1%;

5.3.2	Crescent shall subscribe for 69 Ordinary Shares for cash at par: 6.9%;

5.3.3	Gerald Malone shall subscribe for 60 Ordinary Shares for cash at par: 6%;

5.3.4	Luma Auchi shall subscribe for 60 Ordinary Shares for cash at par: 6%;

5.3.5	Mohammed Aldoori shall subscribe for 60 Ordinary Shares for cash at par: 6%;

5.3.6	the Directors and BioProgress shall authorise the execution and entry into of the Loan Agreement;

5.3.7	each of the Shareholders shall appoint its nominees as Directors;

5.3.8	the Directors and BioProgress/Crescent (as appropriate) shall approve the execution and exchange of the Ancillary Agreements.

5.4	Upon the provisions of Clause 5.3 being complied with and in further consideration of the share subscriptions at par in accordance with clause 5.3 above, each of the following agreements shall be entered into and, to the extent that it so provides, shall be duly completed:

5.4.1	non exclusive product licence agreements in the approved form to be granted by Crescent to the Company in respect of certain technology owned by Crescent;

5.4.2	a services agreement in the approved form to be granted by Crescent to the Company pursuant to which Crescent will make available licence data and will supply regulatory, licensing medical affairs and other manufacturing resource to the Company for the purposes of its business;

5.4.3	a non exclusive licence agreement in the approved form to be granted by BioProgress to the Company in respect of TABWRAP, SEPTUM, SWOLLO, SOLULEAVES, FOAMBURST and WAFERTAB technologies;

5.4.4	a services agreement in the approved form pursuant to which BioProgress will provide the services of a development team and material science and engineering resources, and office administration and company secretarial services to the Company on a fully costed basis;

5.5	The Shareholders undertake with one another, and the Company undertakes with each of the Shareholders, that:

5.5.1	it will hold its Shares subject to and comply in all respects with the provisions of this Agreement and the Articles, and will duly perform and observe the obligations undertaken by it under any of the Ancillary Agreements; and

5.5.2	any warranty or representation given or made by it under any of the Ancillary Agreements is true and accurate.

6.	DIVIDENDS AND FINANCIAL PROVISIONS

6.1	If in respect of any accounting period the Company has profits available for distribution (within the meaning of Part VIII of the Companies Act 1985) the Shareholders shall procure that in the absence of agreement to the contrary and provided the Directors are happy that it is in the best interests of the Company for such profits to be distributed, whatever % of the same as is determined by the Directors are distributed by way of cash dividends by the Company within (6) months after the end of such period. In deciding whether in respect of any accounting period the Company had profits available for distribution the parties hereto shall procure that the Auditors shall certify whether such profits are available or not and the amount thereof (if any). In giving such certificate the Auditors shall act as experts and not arbitrators and their determination shall be binding on the parties hereto.

6.2	If and to the extent that the Company requires finance in addition to that obtained under Clause 5.3.6 Dexo BioPharm and BioProgress shall consider such requirements but, for the avoidance of doubt, will not be under any legal obligation to provide further funds

6.3	The Shareholders acknowledge that pursuant to the Loan Agreement Dexo BioPharm has the right (in certain circumstances) to be issued further Ordinary Shares. The Shareholders agree to exercise all their respective powers and votes (both as Directors (if appropriate) and Shareholders) to procure the allotment of any such additional Ordinary Shares pursuant to such agreement.

7.	OFFICES AND SERVICES

7.1	Unless and until otherwise determined by the Directors, the main business premises of the Company shall be located at Golden Cross House, Duncannon Street, London. However, regulatory matters (including the administration of marketing authorisations and product licences) shall be dealt with at the premises of Crescent or such other location as the Directors may agree.

7.2	Where a Shareholder (or any other member of its Group) provides personnel to the Company, the terms of their provision, including any question as to whether those personnel are to be seconded to or employed by the Company, shall be determined by and subject to agreement with the Company. Where personnel are seconded, the Company shall pay to the party supplying those personnel all employment costs (including, without limitation, salary, pension, national insurance and the cost of any fringe benefits) of those personnel during the period of their secondment.

8.	DIRECTORS AND BOARD MEETINGS

8.1	The number of Directors shall not be greater than six.

8.2	Dexo BioPharm shall be entitled to nominate by notice in writing to the Company three people to be Directors (“the BioProgress Directors”) and by notice in writing to the Company to remove any such persons and at any time to appoint any other person(s) in their place as Directors. The BioProgress Directors at the date of this Agreement shall be Steve Martin, Richard Trevillion and Dan Farrow.

8.3	Crescent shall be entitled to nominate by notice in writing to the Company two people to be Directors (“the Crescent Directors”) and by notice in writing to the Company to remove any such persons and at any time to appoint any other person(s) in their place as Directors. The Crescent Directors at the date of this Agreement shall be Mohammed Aldoori and Gerald Malone.

8.4	A notice of appointment or removal of a Director pursuant to this Clause shall take effect on lodgment at the Company’s registered office or on delivery to a meeting of the Directors

8.5	If either of Dexo BioPharm or Crescent ceases to be a shareholder of the Company (other than as a result of a transfer of their shares to another Company within their Group) they shall procure that any Directors they have nominated resign forthwith. As part of such resignation (which shall be both from their office as Director and in any capacity they serve the Company as an employee) such Directors shall deliver to the Company a letter executed as a deed acknowledging that they have no claim for compensation for wrongful dismissal or unfair dismissal or entitlement to any payment for redundancy or in respect of any other moneys or benefits due to them from the Company arising out of their employment and/or its termination.

8.6	Each Director (or his duly appointed alternate if any) shall be given reasonable notice of any meeting of the Directors. Each notice of meeting shall contain a short statement of the business to be conducted at such meeting and no business shall be conducted at such meeting not referred to in such notice except with the consent of all Directors present where a quorum is present.

8.7	The quorum necessary for the transaction of the business of the Directors shall be two, of whom one shall be a BioProgress Director.

8.8	At meetings of the Directors each Director present shall have one vote. Save as otherwise provided herein questions arising at any meeting of the Directors shall be decided by a majority of votes.

8.9	The Chairman of the Company shall be a Director nominated by Dexo BioPharm and shall be entitled to any second or casting vote. Richard Trevillion shall be appointed chairman as at the date of this Agreement.

9.	MANAGEMENT OF THE COMPANY

9.1	The Directors shall appoint Steve Martin and Mohammed Al-Doori as joint managing directors of the Company.

9.2	The managing directors shall:

9.2.1	subject to clause 9.3 below be responsible for the day to day management of the business of the Company as a committee of the Directors within the terms of the Business Plan approved by the Directors;

9.2.2	report to the Directors with such frequency and in such manner as may be required by the Directors;

9.2.3	comply with all decisions and directions of the Directors;

9.2.4	perform such duties as may be delegated to them by the Directors; and

9.2.5	cause to be prepared for approval by the Directors an annual business plan outlining the proposed objectives of the business of the Company.

9.3	In the event that the managing directors are unable to reach agreement on any decision in respect of the day to day management of the Business of the Company then such matter shall (without prejudice to clause 12) be referred to the Directors acting as a full board.

9.4	The Directors shall, not later than 30 days before the beginning of each financial period of the Company, consider and seek to approve the annual Business Plan.

9.5	Each Director shall be entitled whilst he holds that office to make full disclosure to the Shareholder appointing him of any information relating to the Company which that Director may acquire.

10.	THE COMPANY’S BUSINESS

10.1	Except as the Shareholders may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement or in the Business Plan each Shareholder shall exercise all such Shareholder’s powers in relation to the Company so as to ensure that:

10.1.1	the Company carries on and conducts its business and affairs in a proper and efficient manner and for its own benefit and in accordance with the Business Plan;

10.1.2	the Company transacts all its business on arm’s length terms;

10.1.3	all business of the Company, other than routine day to day business, shall be undertaken and transacted by its directors;

10.1.4	subject to the Business Plan the business of the Company shall be carried on pursuant to policies laid down from time to time by the Directors;

10.1.5	the Company shall keep books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business;

10.1.6	the Company shall provide each Shareholder within 2 weeks of the end of each calendar month with unaudited management accounts for such month in a form reasonably acceptable to BioProgress and Crescent, rolling cash flow forecasts for a period of 12 months from the end of each month and with details of its order book at such date;

10.1.7	the Company shall prepare its accounts on an historical cost basis and shall adopt such accounting policies as may from time to time be generally accepted in England and Wales;

10.1.8	the Company shall prepare accounts in respect of each accounting reference period as are required by statute and procure that such accounts are audited as soon as practicable and in any event not later than 3 months after the end of the relevant accounting reference period;

10.1.9	each accounting reference period of the Company shall be a period of 12 calendar months;

10.1.10	the Company shall keep each of the Shareholders fully informed as to all its financial and business affairs

10.1.11	the Company shall not enter into any agreement or arrangement restricting its competitive freedom to provide and take goods and services by such means and from and to such persons as it may think fit; and

10.1.12	if the Company requires any approval, consent or licence for the carrying on of its business in the places and in the manner in which it is from time to time carried on or proposed to be carried on the Company will use its best endeavours to maintain the same in full force and effect.

10.2	Each Shareholder shall use all reasonable and proper means to maintain, improve and extend the business of the Company and to further the reputation and interests of the Company.

11.	ADMINISTRATIVE MATTERS

11.1	Unless otherwise agreed between the Shareholders in writing:

11.1.1	the bankers of the Company shall be Royal Bank of Scotland;

11.1.2	the registered office of the Company shall be at Golden Cross House, 8 Duncannon Street, London WC2N 4JF;

11.1.3	the accounting reference date of the Company shall be 31 December in each year; and

11.1.4	the secretary of the Company shall be Georgina Godby or such other person as may be duly appointed

12.	MATTERS REQUIRING BOARD APPROVAL

Each Shareholder shall exercise all the powers such shareholder has in relation to the Company to procure that save as otherwise agreed by resolution of the Directors passed either by written board resolution or a resolution passed at a properly convened meeting of the Board the Company will not:

12.1	create, issue, allot, redeem, purchase or grant options over (or agree to do any of the foregoing in respect of) any of its authorised or issued share or loan capital or other securities or reorganise its share or loan capital in any way including any consolidation, subdivision, or variation of the rights attaching to any of its shares;

12.2	pay or make any dividend or other distribution;

12.3	capitalise or make any distribution out of capital profits or capital reserves (including any share premium account or capital redemption reserve fund);

12.4	pass any resolution (whether pursuant to Part II of the Companies Act 1985 or otherwise) whereby its classification or status may be changed (including reregistration as a public company) or seek a listing for any of its share or loan capital on any stock exchange;

12.5	alter the provisions of its memorandum or articles of association or propose or pass any resolution for winding up;

12.6	vary extend or limit the nature or scope of its business as carried on from time to time, change its business name or trading style, commence any new business not being ancillary or incidental to such business, or close any business operation;

12.7	subscribe for or acquire any shares debentures or securities or make any investment in another company or business or incorporate any subsidiary;

12.8	retain the services of any consultant whose contract is not terminable without payment of compensation on not more than 3 months’ notice or which is at an annual rate exceeding £30,000 or vary any contract with any employee or consultant to exceed such notice period or annual rate;

12.9	incur any material expenditure or liability of a capital nature (including, for this purpose, the acquisition of any asset under lease or hire purchase) save in respect of office machinery and equipment reasonably required in the ordinary course of its business;

12.10	change its auditors, accounting reference date or accounting principles other than as required by law or to comply with applicable Financial Reporting Standards or Statements of Standard Accounting Practice;

12.11	commence any legal or arbitration proceedings (other than routine collection of trade debts);

12.12	give any guarantee, indemnity or security in respect of the obligations of any other person;

12.13	create or allow to subsist any Encumbrance over any of its assets;

12.14	borrow any money or obtain any advance or credit in any form (including under finance leases or hire purchase or similar agreements) other than normal trade credit or other than on normal banking terms for unsecured overdraft facilities or vary the terms and conditions of any borrowings or bank mandates;

12.15	lend any money to any person (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposits) or grant any credit to any person (except to its customers in the normal course of business);

12.16	sell, transfer, lease, licence or in any other way dispose of the whole or any material part of its undertaking property investments subsidiaries or other assets other than the sale at market prices of current assets or surplus, redundant or worn out fixed assets in the ordinary course of its business;

12.17	enter into or vary any contract or other arrangement for the sale licensing assignment or disposal of any rights in respect of patents trade marks copyrights designs know-how trade secrets or other intellectual property;

12.18	factor or assign any of its book debts;

12.19	enter into any compromise or arrangement with or for the benefit of its creditors;

12.20	appoint any committee of its directors or in respect of any of the foregoing matters, permit any power or authority of its directors to be delegated to any executive director or committee of the directors or to any other person; or

12.21	register any transfer of any Ordinary Share.

13.	TRANSFERS OF SHARES AND LOANS

13.1	Each Shareholder undertakes to the other parties not to dispose of any interest in or create any Encumbrance over any of such Shareholder’s shares except:

13.1.1	by a transfer of the entire legal and beneficial interest therein; and

13.1.2	to a transferee as permitted by the Articles and this Agreement.

13.2	The parties shall procure that before any person (other than a person who is already a Shareholder) is registered as a holder of any share in the Company such person shall enter into a deed of adherence (in a form satisfactory to Dexo BioPharm) covenanting with the parties to this Agreement from time to time observe, perform and be bound by all the terms of this Agreement which are capable of applying to such person and which have not then been performed. The Company shall not register any such person as the holder of any share until such a deed has been executed. Upon being so registered that person shall be deemed to be a party to this Agreement.

14.	CONFIDENTIALITY

14.1	For the purposes of this Agreement “Restricted Information” means, in relation to each party to this Agreement (“the Recipient”) any information which is disclosed to that party by another party (“the Discloser”) pursuant to or in connection with this Agreement, whether orally or in writing and whether or not the information is expressly stated to be confidential or marked as such

14.2	The Recipient undertakes that the Discloser that, except as provided by Clauses 14.3 and 14.4 or as authorised in writing by the Discloser, it shall, at all during the continuance of this Agreement and after its termination:

14.2.1	use its reasonable commercial endeavours to keep confidential Restricted Information and accordingly not to disclose any Restricted Information to any other person;

14.2.2	not any Restricted Information for any purpose other than as contemplated by this Agreement;

14.2.3	not make any copies of, record in any way or part with possession of any Restricted Information; and

14.2.4	ensure that none of its directors, officers, employees, agents or advisers does any act which, if done by that party, would be a breach of the provisions of this Clause 14.

14.3	The Recipient may disclose any Restricted Information to:

14.3.1	any customer, sub-contractor, supplier or licensee of the Company;

14.3.2	any bona fide transferee of the Recipient’s Shares;

14.3.3	any governmental or other authority regulatory body; or

14.3.4	any employees of that party or of the aforementioned persons;. to such extent only as is necessary for that purposes contemplated by this Agreement, or as required by law, and subject in each case to the Recipient using its reasonable commercial endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

14.4	Any Restricted Information may be used by the Recipient for any purpose, or disclosed by the Recipient to any other person, to the extent only that:

14.4.1	the Recipient can demonstrate to the reasonable satisfaction the Discloser that it was known to the Recipient at the time when it was disclosed by the Discloser

14.4.2	after being disclosed by the Discloser it is disclosed to the Recipient by any other person otherwise than in breach of obligation of confidentiality owed to the Discloser; or

14.4.3	is at the date of this Agreement, or at any time after that date becomes, public knowledge through no fault of the Recipient, provided that in making any disclosure the Recipient does not disclose any part of that Restricted Information which is not public knowledge.

14.5	The provisions of this Clause 14 shall continue in force in accordance with their terms, notwithstanding the termination of this Agreement for any reason.

15.	COMPETITION

15.1	Each of the Shareholders undertakes with the Company and the other Shareholders that it will not and in the case of a Corporate Shareholder will procure that no other member of its Group shall, for so long as it or, in the case of a Corporate Shareholder any other member of its Group, owns any Shares and for a period of twelve months after it ceases to own any Shares, directly or indirectly carry on or be interested in any business in the Territory which competes with the Business Provided that:

15.1.1	BioProgress will expand its existing platform service business with new partnerships for the commercialisation of the XGEL suite of technologies;

15.1.2	BioProgress will acquire formulation and pharmaceutical businesses as part of a strategy to market its own dosage forms independent of the JV;

15.1.3	Crescent will continue to market generics within the UK/and other markets;

15.1.4	Crescent will continue to acquire licences for commercial exploitation in the UK generic wholesale market.

15.2	Nothing in this Clause 15 shall prohibit any Shareholder (or in the case of a Corporate Shareholder any other member of its Group) from:

15.2.1	being or becoming the owner for investment purposes of not more than 10 per cent of the shares or other securities of any company listed on a recognised stock exchange; or

15.2.2	acquiring any shares or other securities or any other interest in any business or company if:

15.2.2.1	a minor part of that business or the business of that company consists of activities which compete with the Business;

15.2.2.2	the acquisition of that part of the business in question is not the principal reason for the acquisition; and

15.2.2.3	the Shareholder in question (or the relevant member of its Group) forthwith offers to dispose of that part of the business in question to the Company on an arms length basis and keeps such offer open for acceptance for not less than 90 days.

15.3	Each Shareholder undertakes with the Company and each other that it will not and, in the case of a Corporate shareholder will procure that no other member of its Group shall, for so long as it or any other member of its Group owns any Shares and for a period of twelve months after it ceases to own any Shares:

15.3.1	solicit in the Territory the custom of any person who is (or has been at any time since that Shareholder or any other member of its Group became interested in any of the Shares) a customer or agent of that other Shareholder or the Company; or

15.3.2	solicit any employee of that other Shareholder or the Company to leave his employment, whether or not by so doing that employee would commit a breach of contract.

16.	TERMINATION

16.1	If:

16.1.1	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of a Corporate Shareholder or of any company of which it is a subsidiary;

16.1.2	a Corporate Shareholder or any company of which it is a subsidiary becomes subject to an administration order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986);

16.1.3	a Corporate Shareholder or any company of which it is a subsidiary goes into liquidation (except for the purposes of an-nation or re-construction and in such a manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations of that company);

16.1.4	a Corporate Shareholder or any company of which it is a subsidiary ceases, or threatens to cease, to carry on business; or

16.1.5	control of a Corporate Shareholder or any company of which it is a subsidiary is acquired by any person not having control on the date of this Agreement,

16.1.6	an Individual Shareholder shall have a bankruptcy petition presented against him or shall have a bankruptcy order made against him;

16.1.7	an Individual Shareholder makes a proposal to his creditors for a voluntary arrangement or applies for an interim order (within the meaning of Section 253 of the Insolvency Act 1986);

16.1.8	an Individual Shareholder makes or seeks to make any composition or arrangement with his creditors;

16.1.9	an Individual Shareholder appears to be unable to pay a debt or appears to have no reasonable prospect of being able to pay a debt (within the meaning of Section 268 of the Insolvency Act 1986);

16.1.10	an encumbrancer takes possession of any of the Shareholder’s assets;

16.1.11	any of the Individual Shareholder’s property shall be taken in execution or process of law;

that Shareholder shall forthwith give written notice of the occurrence of that event to the other Shareholders or, if it does not do so, shall be deemed to have done so on the date on which a majority of the other Shareholders became aware of the relevant event.

16.2	The events specified in Clause 16.1 shall be deemed to include, in relation to any company which is subject to the law of any foreign jurisdiction, any event which under the law of that jurisdiction is equivalent to any of the events so specified.

16.3	If a Shareholder gives or is deemed to give a notice to the other Shareholders pursuant to Clause 16.1, the other Shareholders (acting by a majority) shall be entitled at any time within 30 days after the receipt of the notice referred to in Clause 16.1 (or after the date on which it became aware of any event in respect of which such a notice should have been so given, if earlier), to give written notice to the first-mentioned Shareholder requiring it to sell its Shares, in which event that Shareholder shall be deemed to have given a Transfer Notice (as defined in and in accordance with the procedure set out in the Articles) on the date of service of that final notice.

16.4	If for any reason the Company is at any time wound up, this Agreement shall thereupon terminate.

17.	EFFECTS OF TERMINATION

17.1	Upon the termination of this Agreement for any reason:

17.1.1	each of the Ancillary Agreements shall, except to the extent otherwise specified therein, terminate automatically;

17.1.2	any provision of this Agreement which is expressed to continue in force after termination shall continue in full force and effect; and

17.1.3	subject as provided in this Clause 17 and except in respect of any accrued rights, the parties shall not be under any further obligation to each other.

18.	THE ARTICLES

18.1	If during the continuance of this Agreement there shall be any conflict between the provisions of this Agreement and the provisions of the Articles then during such period the provisions of this Agreement shall prevail.

18.2	Each of the parties undertakes with each of the others fully and promptly to observe and comply with the provisions of the Articles to the intent and effect that each and every provision thereof shall be enforceable by the parties inter se and in whatever capacity.

18.3	Nothing contained in this Agreement shall be deemed to constitute an amendment of the Articles or of any previous articles of association of the Company.

19.	PARTIES BOUND

19.1	The parties other than the Company shall take all such actions necessary (including convening meetings, proposing resolutions and exercising voting rights) insofar as it is within their respective powers to do so and insofar as is permitted by law to ensure that the obligations in and other commitments under this Agreement are observed by the Company. If and to the extent that any provision of this Agreement shall purport unlawfully to fetter the Company’s statutory powers the parties other than the Company agree that the same shall be read and construed as though the Company were not referred to in such provision but such provision shall continue to the full extent possible to be binding upon the parties other than the Company.

19.2	Each Shareholder undertakes with each other to exercise all powers such Shareholder has in relation to the Company so as to ensure that the Company fully and promptly observes, performs and complies with its obligations under this Agreement.

19.3	Each Shareholder undertakes with each of the other parties not (except as expressly provided for in this Agreement) to agree to cast any of the voting rights exercisable in respect of any of the shares held by such Shareholder in accordance with the directions, or subject to the consent of, any other person (including another Shareholder).

19.4	Where any Shareholder is required under this Agreement to exercise powers in relation to the Company to procure a particular matter or thing, such obligations shall be deemed to include an obligation to exercise such powers both as a shareholder and as a director (where applicable) of the Company and to procure that any director appointed by such Shareholder (whether alone or jointly with any other person) shall procure such matter or thing.

20.	ENFORCEMENT OF THE COMPANY’S RIGHTS

20.1	If it appears that any Shareholder or any Connected Person in relation to a Shareholder (in whatever capacity) is in breach of any obligation owed to the Company (whether under this Agreement or otherwise) or has misapplied or retained or become liable or accountable for any money or property of the Company, or has been guilty of any misfeasance or breach of any fiduciary or other duty in relation to the Company or is under any obligation to indemnify the Company against any liability then it is agreed that the prosecution of any right of action of the Company in respect thereof shall be passed to the Directors (but excluding any Director appointed by such Shareholder) who shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising therefrom and the Shareholders shall take all steps within their power to give effect to the provisions of this sub-Clause.

20.2	The Company hereby covenants with each of the Shareholders that any moneys or property which the Company may recover or receive as a result of the operation of the foregoing provisions of this Clause shall be applied by it in a proper and efficient manner and for its own benefit.

21.	DURATION

The terms of this Agreement shall remain in full force and effect for so long as any of the Shareholders continues to hold shares in the Company but in relation to a Shareholder who has transferred all shares held by such Shareholder they shall cease to have any further force and effect except in respect of any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such transfer, termination or cesser.

22.	SUCCESSORS BOUND

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties.

23.	ASSIGNMENT

Save as expressly provided herein or pursuant to clause 13 in connection with a transfer of Shares none of the parties may assign such party’s rights or obligations in whole or in part hereunder without the prior written consent of the other parties hereto

24.	FURTHER ASSURANCE

The parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall sign, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Articles into full force and effect.

25.	TERMINATION

The termination of this Agreement however caused and the ceasing by any Shareholder to hold any shares in the Company shall be without prejudice to any obligations or rights of any of the parties which have accrued prior to such termination or cesser and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or continue in effect after such termination or cesser.

26.	WAIVER

No failure to exercise and no delay in exercising on the part of any of the parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

27.	COSTS

Each party hereto shall bear its own costs in relation to the negotiation, drafting, preparation and execution of this Agreement.

28.	GENERAL ENTIRE AGREEMENT

28.1	This Agreement and the documents referred to in it including for the avoidance of doubt the Ancillary Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement and no additions, amendment to or modifications of this Agreement shall be effective unless it is in writing and duly signed on behalf of both parties.

28.2	Each of the parties acknowledges and agrees that in entering into this Agreement and the documents referred to in it including for the avoidance of doubt the Ancillary Agreement it does not rely on and shall have no remedy in respect of any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to the Agreement or not) other than expressly set out in this Agreement as a warranty and agrees that the only remedy available to it for breach of the warranties shall be for breach of contract under the terms of this Agreement.

28.3	Nothing in this Clause shall operate to limit or exclude liability for fraud.

29.	NO PARTNERSHIP

Nothing in this Agreement shall create or be deemed to create any partnership, joint venture or the relationship of principal and agent between the parties in any manner whatsoever.

30.	SEVERABILITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect the legality, validity or enforceability of any other provision of this Agreement.

31.	NOTICES

31.1	Any notice required to be given hereunder shall be in writing and service thereof shall be effected either by fax, registered mail, recorded delivery or by personal delivery.

31.2	The address for service shall be the last known address of the addressee.

31.3	Any notice service by fax shall for all purposes be deemed to have been served at the time of despatch. Any notice served by registered mail or recorded delivery shall for all purposes be deemed to have been served at the expiration of 48 hours from the time of the same being delivered into the custody of a Post Office. A notice served by personal delivery shall be deemed for all purposes to have been served at the time of such personal delivery. In proving service by post or by personal delivery it shall be sufficient to prove that the envelope containing the notice was properly addressed and was (as the case may be) duly delivered personally at such address or was delivered into the custody of a Post Office

32.	LAW

This Agreement shall be governed and construed in accordance with English Law.

AS WITNESS the parties have executed this Agreement as a Deed on the day and year first before written

Executed as a DEED By DEXO BIOPHARM LIMITED	) )
acting by:

Director

Director/Secretary

Executed as a DEED By CRESCENT PHARMA LIMITED	) )
acting by:

Director

Director/Secretary

EXECUTED as a Deed by	)
GERALD MALONE	)
in the presence of:	)

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

EXECUTED as a Deed by	)
LUMA AUCHI	)
in the presence of:	)

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

EXECUTED as a Deed by	)
MOHAMMED ALDOORI	)
in the presence of:	)

Witness’ signature:

Witness’ name:

Witness’ address:

Witness’ occupation:

Executed as a DEED By DEXO BIOGENERICS LIMITED	) )
acting by:

Director

Director/Secretary